Exhibit 23.4

Consent of Jorgensen & Co.

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 10, 2009 (except for note 10 which is dated February 5, 2010) on the audited financial statements for Mount Knowledge Holdings, Inc. (formerly Auror Capital Corp.) as included in the Form SB-2/A on Form S-1 filed by Mount Knowledge Holdings, Inc. (formerly Auror Capital Corp.) on February 16, 2010 to register 46,475,000 common shares.

/s/ Jorgensen & Co.
JORGENSEN & CO.
February 15, 2010